Exhibit 99.1

Intrexon Announces Annual Report and Fourth Quarter Financial Results

Germantown, MD, March 31, 2014 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced its 2013 annual and fourth quarter results for 2013.

Annual Highlights

Highlights for 2013 included:

•	Completion of Intrexon’s initial public offering which, after taking into effect the exercise of the underwriters’ over-allotment option, resulted in net proceeds to the company of approximately $168.3 million; the initial public offering closed less than four months after the completion of a Series F preferred financing round which resulted in gross proceeds of $150 million;

•	Amounts received or due from Intrexon’s collaborators for upfront and milestone payments and reimbursement of research and development services approximated 58% of the Company’s operating expenses (exclusive of operating expenses of consolidated subsidiaries) for 2013;

•	Organization of Intrexon’s commercial efforts around specific industry market sectors and the formation of the Company’s first five such sectors: Health, Food, Environment, Energy, and Consumer;

•	Execution of nine new, and fifteen total, collaborations in the Health sector and the formation of joint ventures with a subsidiary of Sun Pharmaceutical Industries Ltd. to develop controllable gene-based therapies for the treatment of ocular diseases that cause total or partial blindness and with OvaScience, a life sciences company focused on the discovery, development, and commercialization of new treatments for infertility, to create new applications for improving human and animal health;

•	Execution of Intrexon’s first collaborations in the Environment, Consumer, and Food sectors. The Environment collaboration with Rentokil Initial PLC targets the development of specific pest control products; the Consumer collaboration with Johnson and Johnson Innovation and its affiliate Johnson and Johnson Consumer & Personal Products Worldwide targets the advancement of new skin and hair care products; and the Food collaboration with AquaBounty Technologies, Inc. targets genetically modified finfish for human consumption;

•	Acquisition of a controlling interest in AquaBounty Technologies, Inc., a biotechnology company focused on enhancing productivity in the aquaculture market, which has developed AquAdvantage® Salmon (“AAS”), Atlantic salmon that grows to market size faster than the conventionally farmed variety. AAS is awaiting FDA approval and suggests proof-of-concept for use of synthetic biology to advance sustainability in finfish aquaculture;

•	Execution of a definitive agreement to acquire Medistem, Inc., a pioneer in the development of Endometrial Regenerative Cells (“ERCs”), universal adult-derived stem cells. Intrexon intends to deploy its integrated synthetic biology platforms to engineer a diverse array of cell-based therapeutic candidates using Medistem’s ERCs to deliver controlled therapies for variety of conditions such as cancer, inflammation, and a number of orphan diseases.

“We had three objectives in becoming a public company via our August 2013 IPO,” commented Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “These were to position ourselves to (1) attract the very best talent, (2) interest large companies around the globe in partnering with us through our Exclusive Channel Collaboration (ECC) structure, and (3) publicly demonstrate a level of performance and capital efficiency that would enable us to acquire at attractive valuations complementary technology assets when we find them. I am pleased to report that we have demonstrably achieved all three of these objectives.

“Our new talent, including scientists and executives, have on-boarded rapidly and already are making significant contributions, alongside our veteran team. Our deal queue has never been more fulsome and today almost all of our collaborative talks are with leading companies around the globe. Although focusing on larger transactions with larger companies naturally came at a cost of pushing new ECC’s into later time periods, we believe that the wisdom of this shift in our partnering programs will soon become self-evident. Finally, our recent acquisition of the stem cell company, Medistem, illustrates the sort of combinatorial synergy that we always would wish to find in any acquisition.”

Mr. Kirk concluded, “Looking forward, we are highly optimistic about the progress being made in our ECC’s and joint ventures, based on their scientific, technical and regulatory progress. Ultimately we shall rest our case on the contributions that we shall have made to our partners as we expect significant returns to our shareholders as these programs become commercialized products.”

Recent Developments

In the start of 2014, Intrexon has made multiple leadership appointments to advance efforts in Health, Environment, and Consumer Sectors and augment communications development across all sectors. Completion of the Medistem, Inc. acquisition and integration of the ERC platform into Intrexon’s suite of technologies supports the Company’s ongoing commitment to advancing controlled cell-based therapeutics. Additionally, acquisition of state-of-the-art laboratory operations in Budapest, Hungary expands Intrexon’s strain and protein development capabilities, as well as strengthens fermentation process optimization and scale-up for current and future collaborators. The acquisition of the Budapest operations supports the research program for the newly announced ECCs with Amneal Pharmaceuticals LLC and Johnson and Johnson and also continues growing Intrexon’s interests abroad. Intrexon has also increased its controlling interest in AquaBounty Technologies, Inc. to approximately 60 percent through an additional subscription of 19,040,366 new common shares. Most recently, Intrexon established Intrexon Energy Partners, its first partnered endeavor in the Energy Sector, to leverage the Company’s synthetic biology expertise to generate high-value oil products from low-cost natural gas.

Fourth Quarter 2013 Financial Results Compared to Prior Year Period

Total revenues were $7.1 million for the three months ended December 31, 2013 compared to $6.6 million for the three months ended December 31, 2012, an increase of $0.5 million, or 9%. The increase was primarily the result of deferred revenue arising from additional collaborations signed during 2013 as well as revenues generated from research and development services provided by us pursuant to all of Intrexon’s collaborations. During the three months ended December 31, 2012, the Company recognized $3.6 million in collaboration revenue associated with the one-time receipt of a milestone payment from one of the Company’s collaborators. Exclusive of operating expenses of Intrexon’s majority-owned consolidated subsidiaries, research and development services revenue covered 24% and 10% of total operating expenses for the three months ended December 31, 2013 and 2012, respectively.

Research and development expenses were $12.6 million for the three months ended December 31, 2013 compared to $13.1 million for the three months ended December 31, 2012, a decrease of $0.5 million or 4%. The decrease is primarily the result of a net decline in personnel expenses due to the elimination of certain positions made possible by improvements in Intrexon’s production processes and also the centralization of certain research and development functions.

General and administrative expenses increased $6.5 million, or 113%, to $12.3 million for the three months ended December 31, 2013 compared to $5.8 million for the three months ended December 31, 2012. The increase in general and administrative expenses was primarily attributable to the following items:

•	Personnel expenses increased $2.9 million due primarily to (i) performance bonuses awarded to certain of Intrexon’s executive officers and key employees primarily for their efforts in executing the Company’s successful initial public offering and (ii) increased stock compensation expenses arising from the increase in the Company’s share price for options granted to key new hires and external consultants;

•	Legal fees increased $1.5 million due primarily to costs associated with operating as a public company, maintaining Intrexon’s intellectual property portfolio, and merger and acquisition activity, including the formation of new joint ventures; and

•	Other external administrative costs, including accounting, insurance, exchange listing and other professional fees associated with the requirements of a public company increased $1.3 million period over period.

Total other income, net, is primarily composed of unrealized appreciation (depreciation) in fair value of equity securities which Intrexon holds in certain of its collaborators and which was $4.7 million for the three months ended December 31, 2013 compared to $(18.3) million for the three months ended December 31, 2012, an increase of $23.0 million.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is a leader in synthetic biology focused on collaborating with companies in Health, Food, Energy, Environment, and Consumer Sectors to create biologically-based products that improve the quality of life and the health of the planet. Through the company’s proprietary UltraVector® platform, Intrexon provides its partners with industrial-scale design and development of complex biological systems. The UltraVector® platform delivers unprecedented control over the quality, function, and performance of living cells. We call our synthetic biology approach and integrated technologies Better DNA®, and we invite you to discover more at www.dna.com.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA and Pro Forma Adjusted EBITDA earnings per share, which are non-GAAP financial measures within the meaning of applicable rules and regulations of the Securities and Exchange Commission (“SEC”). For a reconciliation of Adjusted EBITDA to net loss attributable to Intrexon in accordance with generally accepted accounting principles and for a discussion of the reasons why the company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of GAAP to Non-GAAP Measures.” Such information is provided as additional information, not as an alternative to Intrexon’s consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of the Company’s current financial performance.

Trademarks

Intrexon, UltraVector, RheoSwitch Therapeutic System, RTS, AttSite, mAbLogix, LEAP, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon Intrexon’s current expectations and projections about future events and generally relate to Intrexon’s plans, objectives and expectations for the development of Intrexon’s business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. These risks and uncertainties include, but are not limited to, (i) Intrexon’s current and future ECCs; (ii) developments concerning Intrexon’s collaborators; (iii) Intrexon’s ability to successfully enter new markets or develop additional products, whether with its collaborators or independently; (iv) competition from existing technologies and products or new technologies and products that may emerge; (v) actual or anticipated variations in Intrexon’s operating results; (vi) actual or anticipated fluctuations in Intrexon’s competitors’ or its collaborators’ operating results or changes in their respective growth rates; (vii) Intrexon’s cash position; (viii) market conditions in Intrexon’s industry; (ix) Intrexon’s ability, and the ability of its collaborators, to protect Intrexon’s intellectual property and other proprietary rights and technologies; (x) Intrexon’s ability, and the ability of its collaborators, to adapt to changes in laws or regulations and policies; (xi) the ability of Intrexon’s collaborators to secure any necessary regulatory approvals to commercialize any products developed under the ECCs; (xii) the rate and degree of market acceptance of any products developed by a collaborator under an ECC; (xiii) Intrexon’s ability to retain and recruit key personnel; (xiv) Intrexon’s expectations related to the use of proceeds from its initial public offering; (xv) Intrexon’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and (xvi) Intrexon’s expectations relating to AquaBounty. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Intrexon’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intrexon’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Intrexon’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intrexon undertakes no duty to update this information unless required by law.

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For more information regarding Intrexon Corporation, contact:

Corporate Contact:	Investor Contact:
Marie Rossi	The Ruth Group
Corporate Communications Intrexon Corporation Tel: +1 (301) 556-9944 publicrelations@intrexon.com	David Burke Tel: +1 (646) 536-7009 dburke@theruthgroup.com

Intrexon Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	December 31, 2013	December 31, 2012

Assets
Current assets
Cash and cash equivalents	$49,509	$10,403
Short-term investments	127,980	260
Receivables
Trade	790	141
Related parties	5,285	531
Other	1,282	35
Prepaid expenses and other	2,710	2,163

Total current assets	187,556	13,533
Long-term investments	60,581	—
Equity securities	141,525	83,116
Property, plant and equipment, net	16,629	18,687
Intangible assets, net	41,956	29,506
Goodwill	13,823	—
Investments in affiliates	6,284	5,726
Other assets	1,118	1,078

Total assets	$469,472	$151,646

Liabilities, Redeemable Convertible Preferred Stock and Total Equity (Deficit)

Current liabilities
Accounts payable	$1,057	$632
Accrued compensation and benefits	5,157	3,766
Other accrued liabilities	4,187	2,208
Deferred revenue	7,793	9,963
Capital lease obligations, current	30	49
Related party payables	1,605	99

Total current liabilities	19,829	16,717
Capital lease obligations, net of current portion	10	42
Long term debt	1,653	—
Deferred revenue	65,778	48,673
Other long term liabilities	859	1,108

Total liabilities	88,129	66,540

Commitments and contingencies
Redeemable convertible preferred stock	—	406,659

Total equity (deficit)
Common stock	—	—
Additional paid-in capital	743,084	—
Accumulated deficit	(376,414)	(321,553)
Accumulated other comprehensive income	52	—

Total Intrexon shareholders’ equity (deficit)	366,722	(321,553)
Noncontrolling interests	14,621	—

Total equity (deficit)	381,343	(321,553)

Total liabilities, redeemable convertible preferred stock and total equity (deficit)	$469,472	$151,646

Intrexon Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Year ended
(Amounts in thousands, except share and per share data)	December 31,		December 31,
	2013	2012	2013	2012

Revenues
Collaboration revenues	$6,959	$6,543	$23,525	$13,706
Other revenues	184	26	235	68

Total revenues	7,143	6,569	23,760	13,774

Operating Expenses
Research and development	12,571	13,114	48,165	64,034
General and administrative	12,298	5,758	33,618	24,897

Total operating expenses	24,869	18,872	81,783	88,931

Operating loss	(17,726)	(12,303)	(58,023)	(75,157)

Other Income (Expense)
Unrealized appreciation (depreciation) in fair value of equity securities	4,739	(18,321)	10,443	(6,290)
Gain on previously held equity investment	—	—	7,415	—
Interest expense	(110)	(15)	(141)	(57)
Investment income	108	2	166	5
Other income (expense)	187	(26)	(162)	(101)

Total other income (expense)	4,924	(18,360)	17,721	(6,443)
Equity in net loss of affiliates	(216)	(274)	(606)	(274)

Net loss	$(13,018)	$(30,937)	$(40,908)	$(81,874)
Net loss attributable to the noncontrolling interests	814	—	1,928	—

Net loss attributable to Intrexon	$(12,204)	$(30,937)	$(38,980)	$(81,874)

Accretion of dividends on redeemable convertible preferred stock	—	(5,703)	(18,391)	(21,994)

Net loss attributable to common shareholders	$(12,204)	$(36,640)	$(57,371)	$(103,868)

Net loss attributable to common shareholders per share, basic and diluted	$(0.13)	$(6.52)	$(1.40)	$(18.77)

Weighted average shares outstanding, basic and diluted	97,022,461	5,616,031	40,951,952	5,533,690

Intrexon Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

Adjusted EBITDA. To supplement Intrexon’s financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Intrexon presents Adjusted EBITDA. A reconciliation of Adjusted EBITDA to Intrexon’s net income or loss attributable to Intrexon under GAAP appears below. Adjusted EBITDA is a non-GAAP financial measure that Intrexon calculates as net income or loss attributable to Intrexon adjusted for income tax expense or benefit, interest expense, depreciation and amortization, stock-based compensation, contribution of services by shareholder, unrealized appreciation or depreciation in the fair value of equity securities, gain on previously held equity investment, equity in net loss of affiliate and the change in deferred revenue related to upfront and milestone payments. Adjusted EBITDA is a key metric for Intrexon’s management and Board of Directors for evaluating the Company’s financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital. Management and the Board of Directors believe that adjusted EBITDA is useful to understand the long-term performance of Intrexon’s core business and facilitates comparisons of the Company’s operating results over multiple reporting periods. Intrexon is providing this information to investors and others to assist them in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. While Intrexon believes that this non-GAAP financial measure is useful in evaluating its business, and may be of use to investors, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as non-GAAP financial measures presented by other companies. Adjusted EBITDA is not a measure of financial performance under GAAP, and is not intended to represent cash flows from operations under GAAP and should not be used as an alternative to net income or loss as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of Adjusted EBITDA by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA has its limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

In addition to the reasons stated above, which are generally applicable to each of the items Intrexon excludes from its non-GAAP financial measure, Intrexon believes it is appropriate to exclude certain items for the following reasons:

•	Interest expense may be subject to changes in interest rates which are beyond Intrexon’s control;

•	Depreciation of Intrexon’s property and equipment and amortization of acquired identifiable intangibles can be affected by the timing and magnitude of business combinations and capital asset purchases;

•	Stock-based compensation expense is a noncash expense and may vary significantly based on the timing, size and nature of awards granted and also because the value is determined using formulas which incorporate variables, such as market volatility;

•	Contribution of services by shareholder is a noncash expense which we exclude in evaluating Intrexon’s financial and operating performance;

•	Unrealized appreciation or depreciation in the fair value of securities which Intrexon holds in its collaborators may be significantly impacted by market volatility and other factors which are outside of the Company’s control in the short term and Intrexon intends to hold these securities over the long term;

•	Equity in net loss of affiliate reflects Intrexon’s proportionate share of the income or loss of entities over which the Company has significant influence, but not control, and accounts for using the equity method of accounting. Gain on previously held equity investment occurred as a result of a step acquisition of AquaBounty Technologies, Inc. which was completed in the first quarter of 2013 which resulted in a controlling interest by Intrexon and the consolidation of the investment. Intrexon believes excluding the impact of such losses or gains on these types of strategic investments from its operating results is important to facilitate comparisons between periods; and

•

GAAP requires Intrexon to account for its collaborations as multiple-element arrangements. As a result, the Company defers certain collaboration revenues because certain of its performance obligations cannot be separated and must be accounted for as one unit of accounting. The collaboration revenues that Intrexon so defers arise from upfront and milestone payments received from the Company’s collaborators, which Intrexon recognizes over the future performance period even though the Company’s right to such consideration is neither contingent on the results of Intrexon’s future performance nor refundable in the event of nonperformance. In order to evaluate Intrexon’s operating performance, its management adjusts for the impact of the change in deferred revenue for these upfront and milestone payments in order to include them as a part of adjusted EBITDA when the transaction is initially recorded. The adjustment for the change in deferred revenue removes the noncash revenue recognized during the period and includes the cash and stock received from collaborators for upfront and milestone payments during the period. Intrexon believes that adjusting for the impact of the change in deferred revenue in this manner is important since it permits the Company to make quarterly and annual comparisons of the Company’s ability to consummate new collaborations or to achieve significant milestones with existing collaborators. Further, Intrexon believes it is useful when evaluating its financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital.

Pro forma adjusted EBITDA per share. Intrexon’s calculations for pro forma adjusted EBITDA per share, basic and diluted, assumes, as of the end of the respective period, the conversion of all outstanding shares of Intrexon’s redeemable convertible preferred stock plus all cumulative dividends payable thereon into shares of common stock as if such conversion had occurred as of the later of (i) the beginning of the period or (ii) the issuance date of those shares. Because all of Intrexon’s shares of redeemable convertible preferred stock and all accrued and cumulative dividends thereon automatically converted into common shares upon the closing of the Company’s initial public offering on August 13, 2013, Intrexon believes that the inclusion of such shares on an as-converted basis results in a useful metric for its investors, analysts and others when evaluating Intrexon’s results on a comparable basis with other periods. While Intrexon’s management and board of directors believe that this non-GAAP per share metric is useful in evaluating the Company’s past adjusted EBITDA results, and may be of use to investors, analysts and others, this information should be considered supplemental in nature and is not meant as a substitute for the per share information prepared in accordance with GAAP. In addition, this non-GAAP per share metric may not be the same as non-GAAP per share metrics presented by other companies. Pro forma adjusted EBITDA per share is not a measure of financial performance under GAAP, and is not intended to represent cash flows per share from operations under GAAP and should not be used as an alternative to net income or loss per share as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of pro forma adjusted EBITDA per share by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Pro forma adjusted EBITDA per share has its limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

The following table presents a reconciliation of net income (loss) attributable to Intrexon to EBITDA and also to adjusted EBITDA for each of the periods indicated:

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(In thousands)
Net loss attributable to Intrexon	$(12,204)	$(30,937)	$(38,980)	$(81,874)
Interest expense	61	15	91	57
Depreciation and amortization	1,713	2,008	7,134	7,984

EBITDA	$(10,430)	$(28,914)	$(31,755)	$(73,833)
Stock-based compensation expense	1,043	499	2,871	1,458
Contribution of services by shareholder	387	387	1,550	1,550
Unrealized (appreciation) depreciation in fair value of equity securities	(4,739)	18,321	(10,443)	6,290
Gain on previously held equity investment	—	—	(7,415)	—
Equity in net loss of affiliates	216	274	606	274
Impact of change in deferred revenue related to upfront and milestone payments	6,361	29,101	20,848	34,459

Adjusted EBITDA	$(7,162)	$19,668	$(23,738)	$(29,802)

The following table presents the calculation of pro forma adjusted EBITDA per share, basic and diluted, for each of the periods indicated:

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(In thousands, except share and per share data)
Pro forma adjusted EBITDA per share:
Numerator:
Adjusted EBITDA	$(7,162)	$19,668	$(23,738)	$(29,802)

Denominator (1) (2):
Pro forma weighted average common shares used in computing pro forma adjusted EBITDA per share, basic	97,022,461	72,228,874	87,086,651	70,055,472
Pro forma weighted average common shares used in computing pro forma adjusted EBITDA per share, diluted	97,022,461	73,112,795	87,086,651	70,055,472
Pro forma adjusted EBITDA per share, basic	$(0.07)	$0.27	$(0.27)	$(0.43)
Pro forma adjusted EBITDA per shares, diluted	$(0.07)	$0.27	$(0.27)	$(0.43)

(1)	Pro forma adjusted EBITDA per share, basic and diluted have been calculated for the three month period ended and year ended December 31, 2013 after giving effect to (i) the conversion of 112,906,464 shares of Intrexon preferred stock outstanding on January 1, 2013 into 64,517,977 shares of common stock upon the completion of Intrexon’s initial public offering; (ii) the issuance of 19,047,619 shares of Series F preferred stock issued between January 1, 2013 and April 30, 2013 and the conversion of those shares into 10,884,353 shares of Intrexon common stock upon the completion of the Company’s initial public offering; and (iii) the conversion upon the completion of Intrexon’s initial public offering of aggregate cumulative dividends on the Company’s preferred stock of $68.8 million into 4,302,800 shares of the Company’s common stock at the initial public offering price of $16.00 per share.
(2)	Pro forma adjusted EBITDA per share, basic and diluted have been calculated for the three month period ended and year ended December 31, 2012 after giving effect to (i) the conversion of 97,096,941 shares of Intrexon preferred stock outstanding on January 1, 2012 into 55,483,966 shares of Intrexon common stock upon the completion of Intrexon’s initial public offering; (ii) the issuance of 11,047,618 shares of Series E preferred stock issued between January 1, 2012 and September 30, 2012 and the conversion of those shares into 6,312,924 shares of Intrexon common stock upon the completion of the Company’s initial public offering; (iii) the issuance of 4,761,905 shares of Series E preferred stock issued between October 1, 2012 and December 31, 2012 and the conversion of those shares into 2,721,087 shares of common stock upon the completion of Intrexon’s initial public offering and (iv) the conversion upon completion of Intrexon’s initial public offering of aggregate cumulative dividends on the Company’s preferred stock of $50.5 million into 3,153,723 shares of Intrexon common stock, assuming the initial public offering closed on December 31, 2012 at the initial public offering price of $16.00 per share.